EXHIBIT 99.1

First Cash Reports 17% Increase in Second Quarter Earnings Per Share to $0.56; Growth in Pawn Loans and Retail Merchandise Sales Drive Record Earnings

ARLINGTON, Texas, July 18, 2012 (GLOBE NEWSWIRE) -- First Cash Financial Services, Inc. (Nasdaq:FCFS) today announced record-setting revenue, net income and earnings per share for the three months ended June 30, 2012.

Earnings Highlights

  Diluted earnings per share from continuing operations for the second quarter of 2012 were $0.56, an increase of 17% compared to $0.48 in the second quarter of 2011.
  Year-to-date earnings per share from continuing operations increased 16% to $1.13, compared to $0.97 in the prior year.
  Net income from continuing operations for the second quarter of 2012 increased to $16.3 million, up 8% over the prior-year quarter, while year-to-date net income increased 9% to $33.9 million.

Revenue Highlights

  Consolidated second quarter revenue increased 18% on a constant currency basis to $133 million. Revenue growth rates are presented herein on a constant currency basis, calculated by applying the currency exchange rate from the comparable prior-year period to the current year's Mexican peso-denominated revenue. The exchange rate for the second quarter of 2012 was 13.5 Mexican pesos / U.S. dollar versus 11.7 Mexican pesos / U.S. dollar in the prior-year period.
  Revenue from the Company's operations in Mexico increased by 22% on a constant currency basis over the prior-year second quarter. U.S. pawn-related revenues increased 15% versus the same period last year. By country, 57% of second quarter revenue was generated in Mexico and 43% was derived from domestic operations.
  On a consolidated product-line basis, the primary driver of revenue growth came from the Company's core store-based pawn operations. During the second quarter, pawn fees increased by 21% on a constant currency basis versus the prior-year second quarter, while pawn store merchandise sales increased by 22%. Pawn fee growth in Mexico was particularly strong, up 29%, and retail sales in Mexico, comprised primarily of electronics, tools and appliances, increased 25% versus the same period last year.
  Wholesale scrap jewelry revenues during the second quarter of 2012 increased 13% compared to the same period last year. While the average selling price for gold increased 12% over the prior-year quarter, volume was essentially unchanged. Scrap jewelry operations accounted for only 7% of net revenue (gross profit) for the quarter.
  Second quarter revenue from non-core short-term loan and credit services (payday loan products) was flat compared to the prior-year quarter and comprised only 9% of total revenue.
  Consolidated same-store revenue increased by 6% (on a constant currency basis) for the second quarter. By country, same-store revenue increased 5% in Mexico and 6% in the United States. On a regional basis in Mexico, same store revenue increased by 13% in the interior markets, but was partially offset by small declines in the border regions.

Pawn Metrics

  Pawn loans in Mexico increased 22% (on a constant currency basis), driven by continued growth in store counts and significant sequential quarterly improvement in most border markets. Pawn receivables in the U.S. increased by 17% versus the prior year, also driven by store count growth and continued same-store revenue growth.
  The consolidated gross margin on retail merchandise sales was 42% for the second quarter, compared to 40% in the prior-year quarter. The increase was driven by significantly improved retail margins in Mexico, which increased 400 basis points versus the prior-year period. U.S. retail margins remained consistent with the prior year. The consolidated gross margin on wholesale scrap jewelry was 22% for the quarter and 25% year-to-date, reflecting higher jewelry acquisition costs compared to the prior year.
  Consolidated annualized inventory turns continued to improve in the second quarter to a record 4.5 turns versus 3.8 turns during the comparable prior-year quarter, driven by improved inventory quality and strong retail demand.
  The overall composition of pawn collateral remained constant in both the U.S. and Mexico. On a consolidated basis at June 30, 2012, 60% of total loans were collateralized with hard goods (electronics, tools and appliances) with the remainder collateralized by jewelry. In Mexico, 80% of the Company's pawns were collateralized with hard goods, and only 20% were collateralized with jewelry, compared to 78% and 22%, respectively, one year ago. In the U.S., jewelry comprised 62% of pawn collateral as of the quarter end, consistent with a 64% jewelry mix last year.

Profitability and Return Metrics

  The Company's return on equity for the trailing twelve months increased to a record 24% versus 21% in the respective prior-year period.
  The return on assets over the trailing twelve months remained a record-level 20% versus 18% in the respective prior-year period.
  Consolidated net operating margin (pre-tax income) was 20% for the trailing twelve month period, while store-level operating profit margins were 29% for the trailing twelve month period.

Acquisitions and New Store Openings

  In total, the Company added 49 pawn store locations during the second quarter of 2012.  Year-to-date, a total of 103 stores have been opened or acquired, compared to 48 additions at this point last year.
  In June 2012, the Company completed the acquisition of 24 pawn stores located in the states of Colorado (13), Kentucky (7), Wyoming (3) and Nebraska (1). The 24 acquired stores are all large format, full-service stores.  The Company also completed the acquisition of one large format pawn store located in Maryland during the second quarter. Transaction costs and integration expenses associated with these acquisitions reduced second quarter earnings by approximately $0.01 per share.
  U.S. pawn store openings in the second quarter also included two de novo stores: one located in Texas and the other in Oklahoma.  Year-to-date, a total of 32 U.S. stores have been opened or acquired.  As of June 30, 2012, First Cash had 263 stores in the U.S., of which 164 are large format, full-service stores. The Company has increased the number of large format pawn stores in the U.S. by 36% over the past twelve months.
  Pawn store openings in the second quarter also included 22 de novo stores in Mexico. Year-to-date, a total of 71 Mexico stores have been added, which included 42 de novo openings and a 29-store acquisition in January 2012. As of June 30, 2012, First Cash had 518 stores in Mexico, of which 465 are large format, full-service stores. The Company has increased the number of large format pawn stores in Mexico by 26% over the past twelve months.
  In June 2012, the Company increased its estimate of fiscal 2012 store additions to be in the range of 125 to 135 total locations. All of the 2012 store additions are expected to be large format pawn stores.

Financial Position & Liquidity

  EBITDA from continuing operations for the trailing twelve months was $124 million, an increase of 16% versus the comparable prior twelve-month period. EBITDA margins remained at a record 23% for the trailing twelve months versus 22% for the prior-year period. Free cash flow for the trailing twelve months increased to $55 million, compared to $24 million in the comparable prior-year period. EBITDA and free cash flow are defined in the detailed reconciliation of these non-GAAP financial measures provided elsewhere in this release.
  During the first half of 2012, the Company utilized cash on-hand, operating cash flows and its credit facility to fund $71 million of pawn store acquisitions, repurchase $61 million of common stock and invest $10 million in capital expenditures.
  In April 2012, the Company completed its 1,500,000 share buyback authorization that was announced in December 2011. The 1,500,000 shares were repurchased at a total cost of $61 million and at an average price of $40.85 per share.
  In June 2012, the Company expanded the term of its existing unsecured bank credit facility from $50 million to $100 million. The facility bears interest at the prevailing LIBOR rate plus a margin which varies from 1.5% to 2.0%, depending on the Company's leverage ratio. The total interest rate on the facility is currently 1.75% annually. At June 30, 2012, the Company had $72 million outstanding on the facility. Net debt (outstanding debt less investable cash) remains less than 50% of EBITDA for the trailing twelve-month period.

Fiscal 2012 Outlook

  The Company is maintaining its current 2012 guidance for earnings per diluted share of $2.70 to $2.75 which represents a 20% to 22% projected earnings increase over fiscal 2011.
  Approximately 91% to 92% of 2012 revenues are expected to be derived from pawn operations, with the remainder expected to come from consumer loan and credit services operations.

Commentary & Analysis

Mr. Rick Wessel, chief executive officer, commented on the second quarter results, "We are very pleased with our second quarter results, which were driven by strong growth in our core pawn business. We achieved several significant milestones during the quarter as we opened our 750th store, acquired 25 pawn stores in the U.S. and continued our de novo store growth in Mexico. During the quarter, we added operations in four additional states in the U.S. and one additional state in Mexico. We now operate in 24 of the 32 total states in Mexico."

"Customer demand in our full-service pawn stores remains robust. The consolidated 21% growth in pawn service fees was particularly impressive, as was the 22% increase in retail sales. Of particular importance is the 29% growth in pawn fees and the 25% growth in retail sales in Mexico. In addition, both retail margins and inventory turns improved significantly over the prior year, reflecting the continued strength of consumer demand, the quality of our inventory and the training and systems utilized by our sales associates. These results demonstrate the consistency and profitability of our business model across regions and business cycles, both in the U.S. and particularly in Mexico, where our pawn operations are now almost entirely focused on hard good (non-gold) lending and retail sales."

"The Company's strong operating cash flow and balance sheet provide us the ability to fund both organic growth and take advantage of acquisition opportunities as they arise.  During the quarter, we doubled the size of our unsecured bank credit facility to $100 million, providing us with increased flexibility for growth. The significant pawn acquisitions that we completed this year position us well for the future.  While we have invested over $70 million in acquisitions year-to-date and incurred associated non-recurring costs of approximately $0.02 per share, we believe that these acquisitions will become significantly accretive in 2013 and beyond."

"In summary, given our competitive strengths, growth platform and expanding customer base, we are excited about our ability to further grow our store count, revenues, margins and earnings. Our business model, coupled with our strong balance sheet, should position us to drive sustainable long-term growth in shareholder value."

Forward-Looking Information

This release may contain forward-looking statements about the business, financial condition and prospects of the Company. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as "believes," "projects," "expects," "may," "estimates," "should," "plans," "targets," "intends," "could," or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy or objectives. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Forward-looking statements in this release include, without limitation, the Company's expectations of earnings per share, earnings growth, expansion strategies, regulatory exposures, store openings, liquidity, cash flow, consumer demand for the Company's products and services, currency exchange rates, future share repurchases and the impact thereof, completion of disposition transactions and expected gains from the sale of such operations, earnings from acquisitions, the ability to successfully integrate acquisitions and other performance results. These statements are made to provide the public with management's current assessment of the Company's business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company and may include changes in regional, national or international economic conditions, changes in the inflation rate, changes in the unemployment rate, changes in consumer purchasing, borrowing and repayment behaviors, changes in credit markets, the ability to renew and/or extend the Company's existing bank line of credit, credit losses, changes in the market value of pawn collateral and merchandise inventories, changes or increases in competition, the ability to locate, open and staff new stores, the availability or access to sources of inventory, inclement weather, the ability to successfully integrate acquisitions, the ability to hire and retain key management personnel, the ability to operate with limited regulation as a credit services organization, new federal, state or local legislative initiatives or governmental regulations (or changes to existing laws and regulations) affecting consumer loan businesses, credit services organizations and pawn businesses (in both the United States and Mexico), changes in import/export regulations and tariffs or duties, changes in anti-money laundering regulations, unforeseen litigation, changes in interest rates, monetary inflation, changes in tax rates or policies, changes in gold prices, changes in energy prices, cost of funds, changes in foreign currency exchange rates, future business decisions, public health issues and other uncertainties. These and other risks, uncertainties and regulatory developments are further and more completely described in the Company's Annual Report on Form 10-K and updated in subsequent releases on Form 10-Q.

About First Cash

First Cash Financial Services, Inc. is a leading international specialty retailer and provider of consumer financial services. Its retail pawn locations buy and sell a wide variety of jewelry, electronics, tools and other merchandise, and make small customer loans secured by pledged personal property. The Company's focus is serving cash and credit constrained consumers through deep value retailing and offering small loans and other financial products. In total, the Company owns and operates 783 stores in twelve U.S. states and 24 states in Mexico.

First Cash was named by Fortune Magazine as one of America's 100 fastest growing companies for 2011. First Cash is also a component company in both the Standard & Poor's SmallCap 600 Index® and the Russell 2000 Index®. First Cash's common stock (ticker symbol "FCFS") is traded on the Nasdaq Global Select Market, which has the highest initial listing standards of any stock exchange in the world based on financial and liquidity requirements.

The First Cash Financial Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3365

STORE COUNT ACTIVITY

The following table details store openings for the three months ended June 30, 2012:

	Pawn Locations		Consumer
	Large	Small	Loan	Total
	Format (1)	Format (2)	Locations (3)	Locations
United States:
Total locations, beginning of period	137	27	72	236
New locations opened	2	--	--	2
Locations acquired	25	--	--	25
Total locations, end of period	164	27	72	263

Mexico:
Total locations, beginning of period	443	19	34	496
New locations opened	22	--	--	22
Locations acquired	--	--	--	--
Total locations, end of period	465	19	34	518

Total:
Total locations, beginning of period	580	46	106	732
New locations opened	24	--	--	24
Locations acquired	25	--	--	25
Total locations, end of period	629	46	106	781

(1) The large format locations include retail showrooms and accept a broad array of pawn collateral including jewelry, electronics, appliances, tools and other consumer hard goods. At June 30, 2012, 109 of the U.S. large format pawn stores also offered consumer loans or credit services products, which includes the 24 locations acquired from Mister Money.
(2) The small format locations typically have limited retail operations and primarily accept jewelry and small electronic items as pawn collateral. At June 30, 2012, all of the Texas and Mexico small format pawn stores also offered consumer loans or credit services products.
(3) The Company's U.S. free-standing, small format consumer loan locations offer a credit services product and are all located in Texas. The Mexico locations offer small, short-term consumer loans. In addition to stores shown on this chart, First Cash is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 38 check cashing and financial services kiosks located inside convenience stores in the state of Texas.

The following table details store openings for the six months ended June 30, 2012:

	Pawn Locations		Consumer
	Large	Small	Loan	Total
	Format (1)	Format (2)	Locations (3)	Locations
United States:
Total locations, beginning of period	132	25	74	231
New locations opened	4	--	--	4
Locations acquired	28	--	--	28
Store format conversions	--	2	(2)	--
Total locations, end of period	164	27	72	263

Mexico:
Total locations, beginning of period	394	19	34	447
New locations opened	42	--	--	42
Locations acquired	29	--	--	29
Total locations, end of period	465	19	34	518

Total:
Total locations, beginning of period	526	44	108	678
New locations opened	46	--	--	46
Locations acquired	57	--	--	57
Store format conversions	--	2	(2)	--
Total locations, end of period	629	46	106	781

(1) The large format locations include retail showrooms and accept a broad array of pawn collateral including jewelry, electronics, appliances, tools and other consumer hard goods. At June 30, 2012, 109 of the U.S. large format pawn stores also offered consumer loans or credit services products, which includes the 24 locations acquired from Mister Money.
(2) The small format locations typically have limited retail operations and primarily accept jewelry and small electronic items as pawn collateral. At June 30, 2012, all of the Texas and Mexico small format pawn stores also offered consumer loans or credit services products.
(3) The Company's U.S. free-standing, small format consumer loan locations offer a credit services product and are all located in Texas. The Mexico locations offer small, short-term consumer loans. In addition to stores shown on this chart, First Cash is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 38 check cashing and financial services kiosks located inside convenience stores in the state of Texas.

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(in thousands, except per share amounts)
Revenue:
Merchandise sales	$ 86,307	$ 77,358	$ 173,213	$ 155,663
Pawn loan fees	33,932	30,564	68,844	59,536
Consumer loan and credit services fees	12,304	12,410	25,291	25,634
Other revenue	235	249	546	586
Total revenue	132,778	120,581	267,894	241,419

Cost of revenue:
Cost of goods sold	54,579	48,879	108,894	97,121
Consumer loan and credit services loss provision	3,093	2,716	5,481	4,973
Other cost of revenue	33	52	53	98
Total cost of revenue	57,705	51,647	114,428	102,192

Net revenue	75,073	68,934	153,466	139,227

Expenses and other income:
Store operating expenses	35,240	31,778	71,559	63,496
Administrative expenses	11,612	10,971	23,918	22,503
Depreciation and amortization	3,119	2,821	6,155	5,468
Interest expense	176	40	253	66
Interest income	(36)	(66)	(117)	(165)
Total expenses and other income	50,111	45,544	101,768	91,368

Income from continuing operations before income taxes	24,962	23,390	51,698	47,859

Provision for income taxes	8,613	8,186	17,837	16,750

Income from continuing operations	16,349	15,204	33,861	31,109

Income from discontinued operations, net of tax (1)	--	134	--	6,785
Net income	$ 16,349	$ 15,338	$ 33,861	$ 37,894

Basic income per share:
Income from continuing operations (basic)	$ 0.57	$ 0.49	$ 1.16	$ 1.00
Income from discontinued operations (basic)	--	--	--	0.21
Net income per basic share	$ 0.57	$ 0.49	$ 1.16	$ 1.21

Diluted income per share:
Income from continuing operations (diluted)	$ 0.56	$ 0.48	$ 1.13	$ 0.97
Income from discontinued operations (diluted)	--	--	--	0.21
Net income per diluted share	$ 0.56	$ 0.48	$ 1.13	$ 1.18

Weighted average shares outstanding:
Basic	28,658	31,087	29,119	31,199
Diluted	29,404	31,869	29,878	31,972

(1) Represents non-recurring gain on the sale of the discontinued Illinois consumer loan stores in March 2011.

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30,		December 31,
	2012	2011	2011
	(in thousands)
ASSETS

Cash and cash equivalents	$ 29,793	$ 68,259	$ 70,296
Pawn loan fees and service charges receivable	13,159	11,862	10,842
Pawn loans	88,298	79,654	73,287
Consumer loans, net	2,035	1,072	858
Inventories	52,978	54,636	44,412
Other current assets	2,841	10,266	10,783
Total current assets	189,104	225,749	210,478

Property and equipment, net	83,577	69,909	73,451
Goodwill, net	127,603	72,523	70,395
Other non-current assets	4,948	3,036	2,772
Total assets	$ 405,232	$ 371,217	$ 357,096

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of notes payable	$ 1,605	$ 479	$ --
Accounts payable and accrued liabilities	30,126	29,584	25,629
Income taxes payable and deferred taxes payable	440	7,417	9,776
Total current liabilities	32,171	37,480	35,405

Revolving unsecured credit facility	71,600	--	--
Notes payable, net of current portion	2,641	1,143	--
Deferred income tax liabilities	8,362	9,899	6,319
Total liabilities	114,774	48,522	41,724

Stockholders' equity
Preferred stock	--	--	--
Common stock	383	383	383
Additional paid-in capital	148,474	147,204	147,649
Retained earnings	367,384	293,635	333,523
Accumulated other comprehensive income (loss) from cumulative foreign currency translation adjustments	(11,788)	1,285	(13,463)
Common stock held in treasury, at cost	(213,995)	(119,812)	(152,720)
Total stockholders' equity	290,458	322,695	315,372
Total liabilities and stockholders' equity	$ 405,232	$ 371,217	$ 357,096

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION
(UNAUDITED)

The following table details the components of revenue for the three months ended June 30, 2012, as compared to the three months ended June 30, 2011 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates, which is more fully described elsewhere in this release.

	Three Months Ended				Increase/(Decrease)
	June 30,				Constant Currency
	2012	2011	Increase/(Decrease)		Basis
United States revenue:
Retail merchandise sales	$ 21,200	$ 18,254	$ 2,946	16%	16%
Scrap jewelry sales	11,745	9,744	2,001	21%	21%
Pawn loan fees	13,108	11,894	1,214	10%	10%
Credit services fees	11,208	11,114	94	1%	1%
Consumer loan fees	147	31	116	374%	374%
Other revenue	235	247	(12)	(5)%	(5)%
	57,643	51,284	6,359	12%	12%

Mexico revenue:
Retail merchandise sales	41,061	37,836	3,225	9%	25%
Scrap jewelry sales	12,301	11,524	777	7%	7%
Pawn loan fees	20,824	18,670	2,154	12%	29%
Consumer loan fees	949	1,265	(316)	(25)%	(13)%
Other revenue	--	2	(2)	(100)%	(100)%
	75,135	69,297	5,838	8%	22%

Total revenue:
Retail merchandise sales	62,261	56,090	6,171	11%	22%
Scrap jewelry sales	24,046	21,268	2,778	13%	13%
Pawn loan fees	33,932	30,564	3,368	11%	21%
Credit services fees	11,208	11,114	94	1%	1%
Consumer loan fees	1,096	1,296	(200)	(15)%	(4)%
Other revenue	235	249	(14)	(6)%	(6)%
	$ 132,778	$ 120,581	$ 12,197	10%	18%

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details the components of revenue for the six months ended June 30, 2012, as compared to the six months ended June 30, 2011 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates, which is more fully described elsewhere in this release.

	Six Months Ended				Increase/(Decrease)
	June 30,				Constant Currency
	2012	2011	Increase/(Decrease)		Basis
United States revenue:
Retail merchandise sales	$ 46,262	$ 39,182	$ 7,080	18%	18%
Scrap jewelry sales	26,781	24,326	2,455	10%	10%
Pawn loan fees	27,647	24,401	3,246	13%	13%
Credit services fees	23,163	23,037	126	1%	1%
Consumer loan fees	178	127	51	40%	40%
Other revenue	546	584	(38)	(7)%	(7)%
	124,577	111,657	12,920	12%	12%

Mexico revenue:
Retail merchandise sales	78,643	71,263	7,380	10%	23%
Scrap jewelry sales	21,527	20,892	635	3%	3%
Pawn loan fees	41,197	35,135	6,062	17%	31%
Consumer loan fees	1,950	2,470	(520)	(21)%	(12)%
Other revenue	--	2	(2)	(100)%	(100)%
	143,317	129,762	13,555	10%	21%

Total revenue:
Retail merchandise sales	124,905	110,445	14,460	13%	21%
Scrap jewelry sales	48,308	45,218	3,090	7%	7%
Pawn loan fees	68,844	59,536	9,308	16%	24%
Credit services fees	23,163	23,037	126	1%	1%
Consumer loan fees	2,128	2,597	(469)	(18)%	(9)%
Other revenue	546	586	(40)	(7)%	(7)%
	$ 267,894	$ 241,419	$ 26,475	11%	17%

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details customer loans and inventories held by the Company and active CSO credit extensions from an independent third-party lender as of June 30, 2012, as compared to June 30, 2011 (in thousands).  Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year balances at the prior year end-of-period exchange rate, which is more fully described elsewhere in this release.

	Balance at				Increase/(Decrease)
	June 30,				Constant Currency
	2012	2011	Increase/(Decrease)		Basis
United States:
Pawn loans	$ 42,596	$ 36,383	$ 6,213	17%	17%
CSO credit extensions held by independent third-party (1)	13,462	12,167	1,295	11%	11%
Other consumer loans	1,242	46	1,196	2,600%	2,600%
	57,300	48,596	8,704	18%	18%

Mexico:
Pawn loans	45,702	43,271	2,431	6%	22%
Other consumer loans	793	1,026	(233)	(23)%	(10)%
	46,495	44,297	2,198	5%	22%

Total:
Pawn loans	88,298	79,654	8,644	11%	20%
CSO credit extensions held by independent third-party (1)	13,462	12,167	1,295	11%	11%
Other consumer loans	2,035	1,072	963	90%	102%
	$ 103,795	$ 92,893	$ 10,902	12%	20%

Pawn inventories:
U.S. pawn inventories	$ 24,415	$ 20,030	$ 4,385	22%	22%
Mexico pawn inventories	28,563	34,606	(6,043)	(17)%	(4)%
	$ 52,978	$ 54,636	$ (1,658)	(3)%	5%

(1) CSO amounts are comprised of the principal portion of active CSO extensions of credit by an independent third-party lender, which are not included on the Company's balance sheet, net of the Company's estimated fair value of its liability under the letters of credit guaranteeing the loans.

FIRST CASH FINANCIAL SERVICES, INC.
UNAUDITED NON-GAAP FINANCIAL INFORMATION

The Company uses certain financial calculations, such as free cash flow, EBITDA and constant currency results, which are not considered measures of financial performance under U.S. generally accepted accounting principles ("GAAP"). Items excluded from the calculation of free cash flow, EBITDA and constant currency results are significant components in understanding and assessing the Company's financial performance. Since free cash flow, EBITDA and constant currency results are not measures determined in accordance with GAAP and are thus susceptible to varying calculations, free cash flow, EBITDA and constant currency results, as presented, may not be comparable to other similarly titled measures of other companies. Free cash flow, EBITDA and constant currency results should not be considered as alternatives to net income, cash flow provided by or used in operating, investing or financing activities or other financial statement data presented in the Company's consolidated financial statements as indicators of financial performance or liquidity. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures.

Earnings Before Interest, Taxes, Depreciation and Amortization

EBITDA is commonly used by investors to assess a company's leverage capacity, liquidity and financial performance. The following table provides a reconciliation of income from continuing operations to EBITDA (in thousands):

	Trailing Twelve Months Ended
	June 30,
	2012	2011

Income from continuing operations	$ 73,617	$ 62,091
Adjustments:
Income taxes	38,425	33,687
Depreciation and amortization	11,701	10,837
Interest expense	322	184
Interest income	(230)	(239)
Earnings from continuing operations before interest, taxes, depreciation and amortization	$ 123,835	$ 106,560

EBITDA margin calculated as follows:
Total revenue from continuing operations	$ 547,777	$ 475,008
Earnings from continuing operations before interest, taxes, depreciation and amortization	123,835	106,560
EBITDA as a percentage of revenue	23%	22%

FIRST CASH FINANCIAL SERVICES, INC.
UNAUDITED NON-GAAP FINANCIAL INFORMATION (CONTINUED)

Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow, which is defined as cash flow from the operating activities of continuing and discontinued operations reduced by purchases of property and equipment and net cash outflow from pawn and consumer loans. Free cash flow is commonly used by investors as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, repurchase stock, or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity. The following table reconciles "net cash flow from operating activities" to "free cash flow" (in thousands):

	Trailing Twelve Months Ended
	June 30,
	2012	2011
Cash flow from operating activities, including discontinued operations	$ 84,693	$ 75,938
Cash flow from investing activities:
Pawn and consumer loans	(5,620)	(26,156)
Purchases of property and equipment	(23,720)	(25,872)
Free cash flow	$ 55,353	$ 23,910

Constant Currency

Certain performance metrics discussed in this release are presented on a "constant currency" basis, which may be considered a non-GAAP financial measurement of financial performance under GAAP.  The Company's management uses constant currency results to evaluate operating results of certain business operations in Mexico, which are transacted primarily in Mexican pesos. Pawn scrap jewelry in Mexico is sold in U.S. dollars and, accordingly, does not require a constant currency adjustment. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in Mexican pesos using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. For balance sheet items, the closing exchange rate at the end of the applicable prior-year period (June 30, 2011) of 11.8 to 1 was used, compared to the current end of period (June 30, 2012) exchange rate of 13.7 to 1. For income statement items, the average closing daily exchange rate for the appropriate period was used. The average exchange rate for the prior-year quarter ended June 30, 2011 was 11.7 to 1, compared to the current-quarter rate of 13.5 to 1. The average exchange rate for the prior-year six-month period ended June 30, 2011 was 11.9 to 1, compared to the current year-to-date rate of 13.3 to 1.

CONTACT: Gar Jackson
         Phone: (949) 873-2789
         Email: gar@irsense.com

         Rick Wessel, Chairman and Chief Executive Officer
         Doug Orr, Executive Vice President and Chief Financial Officer
         Phone: (817) 505-3199
         Email: investorrelations@firstcash.com
         Website: www.firstcash.com